As filed with the Securities and Exchange Commission on March 18, 2022

Registration No. 333-238835

Registration No. 333-211557

Registration No. 333-184877

Registration No. 333-175428

Registration No. 333-54612

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238835

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211557

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184877

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175428

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-54612

UNDER

THE SECURITIES ACT OF 1933

HollyFrontier Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	75-1056913 (I.R.S. Employer Identification Number)

Holly Corporation 2000 Stock Option Plan

HollyFrontier Corporation Omnibus Incentive Compensation Plan

HollyFrontier Corporation Long-Term Incentive Compensation Plan

HollyFrontier Corporation 2020 Long Term Incentive Plan

(Full titles of the plans)

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Vaishali S. Bhatia

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Shane M. Tucker

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

HollyFrontier Corporation, a Delaware corporation (“HollyFrontier” or the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-54612), which was filed by HollyFrontier with the SEC on January 30, 2001, registering 750,000 shares of Common Stock under the Holly Corporation 2000 Stock Option Plan, and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the Holly Corporation 2000 Stock Option Plan;

2.

Registration Statement on Form S-8 (No. 333-175428), filed by HollyFrontier with the SEC on July 8, 2011, registering 3,724,255 shares of Common Stock under the HollyFrontier Corporation Omnibus Incentive Compensation Plan, and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the HollyFrontier Corporation Omnibus Incentive Compensation Plan;

3.

Registration Statement on Form S-8 (No. 333-184877), filed by HollyFrontier with the SEC on November 9, 2012, registering 3,000,000 shares of Common Stock under the HollyFrontier Corporation Long-Term Incentive Compensation Plan (as amended, the “2007 Plan”), and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the 2007 Plan;

4.

Registration Statement on Form S-8 (No. 333-211557), filed by HollyFrontier with the SEC on May 24, 2016, registering an additional 5,000,000 shares of Common Stock under the 2007 Plan, and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the 2007 Plan; and

5.

Registration Statement on Form S-8 (No. 333-238835), filed by HollyFrontier with the SEC on June 1, 2020, registering 6,019,255 shares of Common Stock under the HollyFrontier Corporation 2020 Long Term Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the HollyFrontier Corporation 2020 Long Term Incentive Plan.

On March 14, 2022 (the “Closing Date”), pursuant to that certain Business Combination Agreement, dated as of August 2, 2021 (as amended on March 14, 2022, the “Agreement”), by and among HollyFrontier, HF Sinclair Corporation (“HF Sinclair”), Hippo Merger Sub, Inc., a wholly-owned subsidiary of HF Sinclair (“Parent Merger Sub”), The Sinclair Companies (“Sinclair HoldCo”), and Hippo Holding LLC, a wholly-owned subsidiary of Sinclair HoldCo (the “Target Company”), HF Sinclair completed its previously announced acquisition of the Target Company by effecting (a) a holding company merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby HollyFrontier merged with and into Parent Merger Sub, with HollyFrontier surviving such merger as a direct wholly-owned subsidiary of HF Sinclair (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair HoldCo contributed all of the equity interests of the Target Company to HF Sinclair in exchange for shares of HF Sinclair, resulting in the Target Company becoming a direct wholly-owned subsidiary of HF Sinclair. Effective as of the HFC Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) (other than treasury shares which were cancelled pursuant to the Agreement) was automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of HF Sinclair.

As a result of the completion of the HFC Merger, HollyFrontier has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by HollyFrontier in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, HollyFrontier hereby removes from registration by means of these Post-Effective Amendments all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and HollyFrontier hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 18, 2022.

Date: March 18, 2022	HOLLYFRONTIER CORPORATION

	By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.